Griffin Institutional Access Credit Fund

Item 77Q(1)(e) – New or Amended Investment Advisory Contracts

Management Agreement dated January 19, 2017 by and between Registrant and Griffin Capital Credit Advisor, LLC is filed herewith.

Investment Sub-Advisory Agreement dated January 19, 2017 by and between Registrant, Griffin Capital Credit Advisor, LLC and BCSF Advisors, LP. is filed herewith.